Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

October 15, 2013

SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Re:	Securities Registered under Registration Statement on Form S-1 (File No. 333-189405) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (the “Prior Registration Statement”), and the Registration Statement filed pursuant to Rule 462(b) of the Securities Act relating to such Prior Registration Statement (the “462(b) Registration Statement”), filed by SolarCity Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of up to 690,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), that may be issued by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prior Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the issuance and delivery of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and delivered by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Prior Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prior Registration Statement or the
462(b) Registration Statement, including this opinion as an exhibit.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.